Exhibit 12


Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                             (Dollars in thousands)



                                                      Three Months ended June 30,     Six Months Ended June 30,
                                                      ---------------------------    --------------------------

                                                              1997       1996             1997        1996
                                                          ----------  ---------         --------   --------
Income before extraordinary item                            $14,677     $8,166          $31,790    $17,725

Add:
  Portion of rents representative
    of the interest factor                                      105         88              194        176
  Interest on indebtedness                                   19,769     11,237           38,919     21,883
                                                          ---------   ---------         --------   -------
    Earnings                                                $34,551    $19,491          $70,903    $39,784
                                                          ==========  =========         ========   ========

Fixed charges and preferred stock dividend:
  Interest on indebtedness                                  $19,769    $11,237          $38,919    $21,883
  Capitalized interest                                          721        124            1,230        254
  Portion of rents representative
    of the interest factor                                      105         88              194        176
                                                          ----------  ---------         --------   --------
     Fixed charges                                           20,595     11,449           40,343     22,313
                                                          ----------  ---------         --------   --------
Add:
  Preferred stock dividend                                    3,611      2,428            6,039      4,856
                                                          ----------  ---------         --------   --------

     Combined fixed charges and preferred stock dividend    $24,206    $13,877          $46,382    $27,169
                                                          ==========  =========         ========   ========

Ratio of earnings to fixed charges                             1.68x      1.70x            1.76x      1.78x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                              1.43       1.40             1.53       1.46
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